Q2Earth Signs Definitive Agreement to Acquire Leading Company

In Residual Waste Management, Composting for Paper Industry

Palm Beach, FL; July 31, 2018 - Q2Earth, Inc. (OTCQB: QPWR) (the “Company” or “Q2”) has signed a definitive agreement to purchase all of the outstanding capital stock of George B. Wittmer Associates Inc. (“GBWA”) from its sole shareholder.

GBWA is a leading residual waste management and compost manufacturing company that services multiple papermills in the southeast United States. The company’s headquarters and main composting site is located outside of Jacksonville, Florida. Assets acquired in the proposed transaction include land, equipment, inventory, proprietary know-how, and contracts with some of the largest paper product manufacturers in the U.S.

“We are excited for the opportunity to carry on the long history of excellence in service to GBWA’s customers. George Wittmer is a true leader in the industry who has built a great company, supported by some of the best managers in the business. Based on its strong team, profitability, growth potential and long-standing contracts with major customers, GBWA is expected to be a solid foundational acquisition for Q2Earth,” stated Kevin Bolin, Chairman and CEO of Q2.

GBWA’s management and employees will remain with the company following closing of the transaction, and the company’s operations and customer contracts will continue to be operated in the same manner as before the transaction.

Closing of the transaction is conditioned, among other items, on delivery of the purchase price to the seller which will require Q2 completing its financing. The purchase price will be paid primarily in cash with a portion of the purchase price subject to a two-year promissory note secured by the land of GBWA. The transaction is expected to close in the third fiscal quarter of 2018.

About Q2Earth: Q2Earth is executing its plan to become a leading manufacturer of compost and engineered soils from recycled waste for the agriculture, horticulture, construction and infrastructure sectors. Through a plan of acquisitions, strategic alliances, and organic growth focused on creating and marketing quality beneficial reuse end products, Q2Earth seeks to build the preeminent compost and soil company in North America, with international growth opportunities.

Legal Notice Regarding Forward-Looking Statements: This news release contains “Forward-looking Statements”. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to our ability to fully commercialize our technology, risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new products and markets, the time and expense involved in such development activities, the ability to secure additional financing, the ability to consummate acquisitions and ultimately integrate them, the level of demand and market acceptance of our products, and changes in our business strategies. This is not an offering of securities and securities may not be offered or sold absent registration or an applicable exemption from the registration requirements

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